Exhibit 10.48

FIRST AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT BETWEEN

GEORGETOWN UNIVERSITY

AND

TOKALAS, INC.

This First Amendment to the Exclusive License Agreement (the “First Amendment”) effective as of 17th day of March, 2016 (the “First Amendment Effective Date”), by and between, Georgetown University, a nonprofit institution of higher education organized as a non-stock corporation under federal charter, having its principal place of business located at 37th and O Streets, N.W., Washington, D.C. 20057 (referred to as “Georgetown”) and TOKALAS, INC., a for-profit company having its principal office at principal office 1737 Grand Avenue, Del Mar, CA 92014 (“Company”) defines the terms of the confidential relationship between the aforementioned parties (hereafter referred to as the “Parties” collectively or “Party” individually).

BACKGROUND

WHEREAS, the Parties entered into an Exclusive License Agreement having an Effective Date of March 28,2014 (referred herein to as the “Agreement”);

WHEREAS, Company has a potential investor who desires to invest in the commercialization of Patent Rights;

WHEREAS, Company has made some novel compounds using the know-how included in the Patent Rights and is willing to include the new composition under the license as a Licensed Product;

NOW THEREFORE, in consideration of the mutual promises and covenants set forth below, the Parties agree to be legally bound and to amend the Agreement as follows:

I.        Section 2.21 of the Agreement is hereby deleted in its entirety, and is replaced with the following:

2.21 “Licensed Product”: means either of the following: a) Any and all products or processes in the Licensed Fields, the making, use, offer for sale, sale, importation, or rendering of which, but for the license granted in this Agreement, would Infringe one or more claims of the Patent Rights in the country in which it is made, used, sold, offered for sale, imported, or rendered; or (b) any and all products in the Licensed Fields, the make, use, sale, or manufacture of which relies on a process(es) which, but for the license granted in this Agreement would Infringe one or more claims of the Patent Rights in the country in which it is made, used, sold, offered for sale, imported, or rendered. For the purposes hereof, a claim set forth in an application within the Patent Rights that has not been abandoned or finally rejected in a decision that is unappealable or unappealed within the time allowed for appeal shall be deemed a claim for the purposes of determining a Licensed Product. The invalidity of a particular claim in one or more countries shall not invalidate such claim in the remaining countries of the Licensed Territory; or c) TK-216-2. Notwithstanding the foregoing, if Company develops any product that is made using directly or indirectly the Patent Rights or the know-how included in the Patent Rights, Company should immediately inform Georgetown of the same and the Parties will discuss whether or not such product will be considered as a Licensed Product.

IN WITNESS WHEREOF, the parties have caused this First Amendment to the Agreement to be duly executed and delivered by duly authorized officers as of the date first written above.

GEORGETOWN UNIVERSITY

By:	/s/ Claudia C. Stewart, Ph.D.
Name:	Claudia C. Stewart, Ph.D.
Title:	Vice President,
Office of Technology Commercialization
Date:	3/17/16

TOKALAS, INC.

By:	/s/ James Breitmeyer
Name:	James Breitmeyer
Title:	President & CEO
Date:	3/17/16